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Exhibit 11.1


COMPUTATION OF EARNINGS PER SHARE

                                                           Three Months Ended              Six Months Ended
                                                               April 30,                       April 30,
                                                      ----------------------------   ----------------------------
                                                          2001            2002           2001            2002
                                                      ------------    ------------   ------------    ------------
Numerator:
Net income                                            $    167,090    $    349,306   $    274,312    $    835,812
Preferred stock dividends                                  (37,500)           --          (75,000)           --
Cumulative effect of change in accounting principle           --              --         (576,001)           --
                                                      ------------    ------------   ------------    ------------

Net income (loss) available to common shareholders         129,590         349,306       (376,689)        835,812

Denominator:
Denominator for basic earnings per share-
  weighted-average shares                               10,109,911       9,915,645     10,006,472       9,863,110

Effect of dilutive securities:
Employee stock options                                        --         1,205,773         35,160         923,925
Convertible preferred stock                              4,515,537            --             --              --
                                                      ------------    ------------   ------------    ------------

Dilutive potential common shares                         4,515,537       1,205,773         35,160         923,925

Denominator for diluted earnings per share
  adjusted weighted-average shares and assumed
  conversions                                           14,625,448      11,121,418     10,041,632      10,787,035


Basic earnings (loss) per share                       $       0.01    $       0.04   $      (0.04)   $       0.08


Dilutive earnings (loss) per share                    $       0.01    $       0.03   $      (0.04)   $       0.08
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